Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-73314, 333-73316 and 333-120130 on Form S-8 of our reports dated March 16, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), relating to the consolidated financial statements and financial statement schedule of Alliance Imaging, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Alliance Imaging, Inc. for the year ended December 31, 2006.

Costa Mesa, California

March 16, 2007